UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

Xenia Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36594	20-0141677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 S. Orange Avenue, Suite 2700

Orlando, Florida 32801

(Address of Principal Executive Offices)

(407) 246-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	XHR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On January 10, 2023, Xenia Hotels & Resorts, Inc.’s (the “Company”) wholly-owned subsidiary, XHR LP (the “Borrower”), entered into a new $675 million senior unsecured credit facility comprised of a $450 million revolving line of credit (“Revolving Credit Facility”), a $125 million term loan (“Initial Term Loan”), and a $100 million delayed draw term loan (“Delayed Draw Term Loan”), with a syndicate of bank lenders, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., KeyBank National Association, PNC Bank, National Association, and Regions Bank as co-syndication agents, Fifth Third Bank, National Association, as documentation agent, Credit Agricole Corporate and Investment Bank, as sustainability structuring agent, JPMorgan Chase Bank, N.A., BofA Securities, Inc., KeyBanc Capital Markets, Inc., PNC Capital Markets LLC, and Regions Capital Markets, as joint lead arrangers and joint bookrunners for the Revolving Credit Facility, the Initial Term Loan and the Delayed Draw Term Loan, and Fifth Third Bank, National Association, as a joint lead arranger and joint bookrunner for the Initial Term Loan and Delayed Draw Term Loan (the “Credit Agreement”).

A portion of the revolving loan commitments is available for the issuance of letters of credit in an amount not to exceed $25 million. The Credit Agreement provides the Borrower with the option to request an uncommitted increase in the revolving loan commitments and/or add an uncommitted term loan in an aggregate principal amount of $300 million.

The Revolving Credit Facility matures in January 2027 and can be extended up to an additional year. The Revolving Credit Facility’s interest rate is based on a pricing grid with a range of 145 to 275 basis points over the applicable adjusted term SOFR rate as determined by the Company’s leverage ratio. As of January 10, 2023, no borrowings were outstanding under the Revolving Credit Facility. The Initial Term Loan and Delayed Draw Term Loan each mature in March 2026, can be extended up to an additional year, and bear interest rates consistent with the pricing grid on the Revolving Credit Facility. The proceeds of the Initial Term Loan were used to pay off a $125 million term loan that was due September 2024.

The Company may prepay the outstanding principal amount under the Credit Agreement, in whole or in part, at any time, subject to prior notice to the administrative agent. The Credit Agreement contains customary affirmative, negative and financial covenants, representations and warranties, and default provisions.

The Company has entered into a new guaranty (“Parent Guaranty”) pursuant to which the Company has irrevocably and unconditionally guaranteed to JPMorgan Chase Bank, N.A., as administrative agent, for the benefit of the lenders party to the Credit Agreement, the payment and performance of the obligations of the Borrower under the Credit Agreement as and when due and payable.

The description set forth in this Item 1.01 under the heading “Credit Agreement” does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is also attached hereto as Exhibit 10.1 and the Parent Guaranty, which is also attached hereto as Exhibit 10.2, each of which is incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Agreement and the Parent Guaranty included in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Revolving Credit and Term Loan Agreement, dated as of January 10, 2023, by and among XHR LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties party thereto.

10.2	Parent Guaranty, dated as of January 10, 2023, by Xenia Hotels & Resorts, Inc. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press release of Xenia Hotels & Resorts, Inc. dated January 11, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenia Hotels & Resorts, Inc.

Date: January 11, 2023	By:	/s/ Taylor C. Kessel
	Name:	Taylor C. Kessel
	Title:	Senior Vice President - General Counsel and Secretary